NAME OF REGISTRANT:
Franklin Investors Securities Trust
File No. 811-4986

EXHIBIT ITEM No. 77D: Policies with respect to security investments

At a meeting held on October 28, 2000, the Board of Directors of the Registrant approved the following resolution:


     RESOLVED, that the Franklin Bond Fund's (the "Fund") non-fundamental policy regarding investment guidelines be revised to (1) permit the Fund to remove the current 10% limit on investing in futures; (2) limit the Bond Fund's ability to invest in below-investment-grade securities to 15% of total net assets instead of the current limitation of 35%; and (3) change the dividend distribution from monthly to daily; and

     FURTHER RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized and directed to take any and all actions appropriate to carry out the intent and accomplish the purposes of the foregoing resolution, including the filing of an amendment or supplement to the Trust's registration statement with the U.S. Securities and Exchange Commission.